Exhibit 99.1

Media	Investors
Stephen Hagey	Christopher Oltmann
(805) 530-5817	(818) 224-7028

PennyMac Mortgage Investment Trust Reports

Second Quarter 2017 Results

Westlake Village, CA, August 3, 2017 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income attributable to common shareholders of $26.4 million, or $0.38 per common share on a diluted basis, for the second quarter of 2017, on net investment income of $84.0 million. PMT previously announced a cash dividend for the second quarter of 2017 of $0.47 per common share of beneficial interest, which was declared on June 27, 2017 and paid on July 27, 2017.

Second Quarter 2017 Highlights

Financial results:

•	Diluted earnings per common share of $0.38, down 5 percent from the prior quarter
•	Net income attributable to common shareholders of $26.4 million, down 6 percent from the prior quarter
•	Net investment income of $84.0 million, up 30 percent from the prior quarter

•	Book value per common share of $20.04, down from $20.14 at March 31, 2017
•	Return on average common equity of 8 percent, essentially unchanged from the prior quarter[1]

Investment activities and correspondent production results:

•	Continued investment in GSE credit risk transfer (CRT) and mortgage servicing rights (MSRs) resulting from PMT’s correspondent production business
o	Correspondent production related to conventional conforming loans totaled $5.9 billion in UPB, up 28 percent from the prior quarter
o	CRT deliveries totaled $3.8 billion in unpaid principal balance (UPB), which will result in approximately $132 million of new CRT investments once the aggregation period is complete
o	Added $66 million in new MSR investments
•

Focus on liquidation and sales of the remaining distressed mortgage loan portfolio; successfully reduced PMT's equity allocation for distressed mortgage loans to 31% of total equity, down from 50 percent a year ago[2]

o	Cash proceeds from the liquidation and pay down of distressed mortgage loans and real estate acquired upon settlement of loans (REO) were $71 million
o	Entered into an agreement to sell $149 million in UPB of performing loans from the distressed portfolio[3]
o	Assessing opportunities to access the market for bulk sales of performing and nonperforming loans from the distressed loan portfolio

Notable activity after quarter end

•	Issued 7.8 million preferred shares for gross proceeds of $195 million[4]

[1] Return on average common equity is calculated based on annualized quarterly net income attributable to common shareholders as a percentage of monthly average common equity during the period.
[1]	Management’s internal allocation of equity. Amounts as of quarter end.
[2]

This transaction is subject to continuing due diligence and customary closing conditions. There can be no assurance regarding the size of the transaction or that the transaction will be completed at all.

[3]	8.00% Series B Fixed-to-Floating Rate Cumulative Redeemable preferred shares. Includes 800,000 shares from the exercise of the underwriters’ over-allotment option.

“PMT continues to make solid progress in growing its credit risk transfer and mortgage servicing rights investments and in liquidating its distressed loan investments,” said President and CEO David Spector.  “Our second quarter results were driven by strong contributions from our credit risk transfer investments and from correspondent production, where we experienced significant growth in volumes.  The market volatility in interest rates, which declined overall during the quarter, contributed to challenges in managing our interest rate sensitive investments which include MSRs and ESS.  Our strategy is to continue transitioning PMT’s assets to correspondent-related investments such as CRT and MSRs and to assess opportunities to sell performing and non-performing loans from our distressed portfolio.”

The following table presents the contributions of PMT’s segments, consisting of Credit Sensitive Strategies, Interest Rate Sensitive Strategies, Correspondent Production and Corporate.

	Quarter ended June 30, 2017
	Credit sensitive strategies	Interest rate sensitive strategies	Correspondent production	Corporate	Consolidated
	(in thousands)
Net gain on mortgage loans acquired for sale	$149	$-	$17,143	$-	$17,292
Net gain (loss) on investments
Distressed mortgage loans at fair value	1,030	-	-	-	1,030
Mortgage loans held by variable interest entity net of asset-backed secured financing	-	456	-	-	456
Mortgage-backed securities	257	3,770	-	-	4,027
CRT Agreements	32,853	-	-	-	32,853
Hedging derivatives		(4,889)	-	-	(4,889)
Excess servicing spread investments	-	(5,885)	-	-	(5,885)
	34,140	(6,548)	-	-	27,592
Net mortgage loan servicing fees	29	15,668	-	-	15,697
Net interest income
Interest income	20,739	18,672	12,820	155	52,386
Interest expense	(13,809)	(15,655)	(8,962)	-	(38,426)
	6930	3,017	3,858	155	13,960
Other (loss) income	(1,079)	-	10,497	-	9,418
	40,169	12,137	31,498	155	83,959
Expenses:
Mortgage loan fulfillment and servicing fees payable to PennyMac Financial Services, Inc.	3,522	6,576	21,108	-	31,206
Management fees payable to PennyMac Financial Services, Inc.	-	-	-	5,638	5,638
Other	6,197	145	2,302	6,645	15,289
	9,719	6,721	23,410	12,283	52,133
Pretax income (loss)	30,450	5,416	8,088	(12,128)	31,826

Credit Sensitive Strategies Segment

The Credit Sensitive Strategies segment includes results from distressed mortgage loans, CRT, non-Agency subordinated bonds and commercial real estate investments. Pretax income for the segment was $30.4 million on revenues of $40.2 million, compared with pretax income of $19.4 million on revenues of $25.8 million in the prior quarter.

Net gain on investments was $34.1 million, an increase of 55 percent from $22.0 million in the prior quarter.

PMT’s distressed mortgage loan portfolio generated realized and unrealized gains totaling $1.0 million, compared with realized and unrealized gains of $3.2 million in the prior quarter.  Fair value gains on the performing loans in the distressed portfolio were $15.5 million while fair value losses on nonperforming loans were $15.8 million.

The schedule below details the realized and unrealized gains (losses) on distressed mortgage loans:

	Quarter ended
	June 30, 2017	March 31, 2017	June 30, 2016
	(in thousands)
Valuation changes:
Performing loans	$15,466	$5,970	$(8,356)
Nonperforming loans	(15,750)	(3,169)	(5,919)
	(284)	2,801	(14,275)
Gain on payoffs	1,348	415	1,208
Gain (loss) on sale	(34)	-	(396)
	$1,030	$3,216	$(13,463)

The performing loan portfolio benefitted from a strong market for portfolios with similar attributes. The nonperforming loan portfolio was adversely impacted by home price indications that were below prior forecasts and increased uncertainty regarding the realization of cash flows on the remaining population of loans.

Net gain on CRT investments was $32.9 million compared with a gain of $18.6 million in the prior quarter.  These gains resulted from higher income on a larger investment position and market-driven value changes related to tight credit spreads.  At quarter end, PMT’s deposits in CRT totaled $503 million, compared with $464 million at March 31, 2017.

Net interest income for the segment totaled $6.9 million, up 15 percent from the prior quarter.  Interest income totaled $20.7 million, a 2 percent increase from the prior quarter, which included $10.8 million of capitalized interest from loan modifications, up from $9.9 million in the prior quarter.  Capitalized interest increases interest income and reduces loan valuation gains.  Interest expense totaled $13.8 million, down 3 percent from the prior quarter driven by a smaller distressed mortgage loan portfolio.

Other investment losses were $1.1 million, compared with a $2.3 million loss in the prior quarter.  At quarter end, PMT’s inventory of REO properties totaled $207.0 million, down from $224.8 million at March 31, 2017.

Segment expenses were $9.7 million, a 52 percent increase from $6.4 million in the prior quarter. Other expenses in the first quarter included gains realized on previously sold REO.

Interest Rate Sensitive Strategies Segment

The Interest Rate Sensitive Strategies segment includes results from investments in MSRs, excess servicing spread (ESS), Agency mortgage-backed securities (MBS), non-Agency senior MBS and interest rate hedges. The segment includes investments that have offsetting exposures to changes in interest rates.  Interest Rate Sensitive Strategies generated pretax income of $5.4 million on revenues of $12.1 million, compared with pretax income of $0.7 million on revenues of $7.6 million in the prior quarter.

The results in the Interest Rate Sensitive Strategies segment consist of net gain/loss on investments, net interest income and net loan servicing fees, as well as the associated expenses.

The net loss on investments was $6.5 million, consisting of $3.8 million of gains on MBS and $0.5 million of gains on mortgage loans held by a variable interest entity, net of the related asset-backed secured funding; $4.9 million of losses on hedging derivatives; and $5.9 million of net losses on ESS.

Net interest income for the segment was $3.0 million, compared to $1.1 million in the prior quarter.  Interest income totaled $18.7 million, a 16 percent increase from the prior quarter, driven by higher placement fees on MSR-related escrow deposits.  Interest expense totaled $15.7 million, a 4 percent increase from the prior quarter due to higher short-term borrowing costs.

Net mortgage loan servicing fees were $15.7 million, up from $11.7 million in the prior quarter. Net loan servicing fees included $41.1 million in servicing fees, reduced by $19.5 million of amortization and realization of MSR cash flows. Net loan servicing fees also included a $4.1 million impairment provision for MSRs carried at the lower of amortized cost or fair value, a $4.4 million valuation loss on MSRs carried at fair value and $2.4 million of related hedging gains, and $0.2 million of MSR recapture income.  PMT’s hedging activities are intended to manage its net exposure across all interest rate-sensitive strategies, which include MSRs, ESS and MBS.

The following schedule details net loan servicing fees:

	Quarter ended
	June 30, 2017	March 30, 2017	June 30, 2016
	(in thousands)
From nonaffiliates
Servicing fees (1)	$41,084	$38,505	$31,578
Effect of MSRs:
Carried at lower of amortized cost or fair value
Amortization and realization of cashflows	(19,523)	(17,858)	(15,531)
Reversal of (provision for) impairment	(4,089)	1,504	(23,170)
Carried at fair value - change in fair value	(4,400)	(1,993)	(4,941)
Gains (Losses) on hedging derivatives	2,391	(8,698)	27,433
	(25,621)	(27,045)	(16,198)
From PennyMac Financial Services, Inc.
MSR recapture fee receivable from PFSI	234	292	311
Net mortgage loan servicing fees	$15,697	$11,752	$15,691

PMT’s MSR portfolio, which is subserviced by a subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI), grew to $63.3 billion in UPB compared with $59.6 billion at March 31, 2017.

MSR and ESS valuation losses primarily resulted from higher projected prepayment activity due to a decline in mortgage rates during the quarter. ESS valuation losses are net of recapture income totaling $1.4 million from PFSI for prepayment activity during the quarter.  When prepayment of a loan underlying PMT’s ESS results from a refinancing by PFSI, PMT generally benefits from recapture income.

Segment expenses were $6.7 million, a 1 percent decrease from $6.8 million in the prior quarter.

Correspondent Production Segment

PMT acquires newly originated mortgage loans from third-party correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and ongoing investments in MSRs and GSE CRT related to a portion of its production.  PMT’s Correspondent Production segment generated pretax income of $8.1 million versus $12.5 million in the prior quarter.

Through its correspondent production activities, PMT acquired $16.3 billion in UPB of loans and issued IRLCs totaling $18.2 billion in the second quarter, compared with $13.9 billion and $14.5 billion, respectively, in the prior quarter.  Of the correspondent acquisitions, conventional conforming acquisitions totaled $5.9 billion, and government-insured or guaranteed acquisitions totaled $10.4 billion, compared with $4.6 billion and $9.3 billion, respectively, in the prior quarter.

Segment revenues were $31.5 million, a 2 percent increase from the prior quarter. Net gain on mortgage loans acquired for sale in the quarter declined 10 percent from the prior quarter, driven by a 35 percent quarter-over-quarter increase in conventional lock volumes, partially offset by tighter margins reflecting highly competitive market conditions.  Additionally, net gain on mortgage loans acquired for sale in the prior quarter included a $4.6 million benefit from a reduction in the estimate of the liability for representations and warranties as compared to a reduction of $1.3 million in the second quarter.

The following schedule details the net gain on mortgage loans acquired for sale:

	Quarter ended
	June 30, 2017	March 31, 2017	June 30, 2016
	(in thousands)
Net gain on mortgage loans acquired for sale:
Receipt of MSRs in loan sale transactions	$65,834	$58,688	$60,109
Provision for losses relating to representations and warranties provided in mortgage loan sales:
Pursuant to mortgage loans sales	(607)	(673)	(650)
Reduction in liability due to change in estimate	1,305	4,576	-
Cash investment (1)	(43,204)	(37,248)	(47,579)
Fair value changes of pipeline, inventory and hedges	(6,036)	(6,318)	12,346
	$17,292	$19,025	$24,226
(1) Includes cash hedge expense

Segment expenses were $23.4 million, up 28 percent from $18.3 million in the prior quarter, driven by an increase in volume-based fulfillment fee expense.  The weighted average fulfillment fee rate in the second quarter was 36 basis points, unchanged from the prior quarter.

Corporate Segment

The Corporate segment includes interest income from cash and short-term investments, management fees and corporate expenses.

Segment revenues were $155,000, a decrease from $326,000 in the prior quarter.

Management fees, which include incentive fees, were $5.6 million, up 13 percent compared with $5.0 million in the prior quarter. Incentive fees were $304,000 in the second quarter, compared to none in the prior quarter.

Other segment expenses were $6.6 million compared with $5.4 million in the prior quarter, driven by a 19 percent increase in professional services expense, primarily related to financing and distressed asset transaction activities.

Taxes

PMT recorded an income tax expense of $3.0 million compared with a $6.1 million benefit in the prior quarter.

“PMT continues to focus on CRT and MSR investments that result from our correspondent production business,” concluded Executive Chairman Stanford L. Kurland.  “Fannie Mae and Freddie Mac recently announced structural improvements to their credit risk transfer programs which we expect will benefit PMT’s future CRT investments.  We are pleased with our capital progress, highlighted by our successful raise of new preferred equity after quarter-end.  The ability to finance mortgage servicing rights has also improved markedly with attractive transactions recently in the market.  These are exciting developments that we believe will enhance the attractiveness of PMT’s core strategies and earnings potential going forward."

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.pennymac-REIT.com beginning at 1:30 p.m. (Pacific Daylight Time) on Thursday, August 3, 2017.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PennyMac Mortgage Investment Trust trades on the New York Stock Exchange under the symbol “PMT” and is externally managed by PNMAC Capital Management, LLC, an indirect subsidiary of PennyMac Financial Services, Inc.  Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements.  Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein.  Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to:  changes in our investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject us to additional risks; volatility in our industry, the debt or equity markets, the general economy or the real estate finance and real estate markets specifically; events or circumstances which undermine confidence in the financial markets or otherwise have a broad impact on financial markets; changes in general business, economic, market, employment and political conditions, or in consumer confidence and spending habits from those expected; declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy our investment objectives; the inherent difficulty in winning bids to acquire distressed loans or correspondent loans, and our success in doing so; the concentration of credit risks to which we are exposed; the degree and nature of our competition; the availability, terms and deployment of short-term and long-term capital; the adequacy of our cash reserves and working capital; our ability to maintain the desired relationship between our financing and the interest rates and maturities of our assets; the timing and amount of cash flows, if any, from our investments; unanticipated increases or volatility in financing and other costs, including a rise in interest rates; the performance, financial condition and liquidity of borrowers; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of our customers and counterparties; changes in the number of investor repurchases or indemnifications and our ability to obtain indemnification or demand repurchase from our correspondent sellers; increased rates of delinquency, default and/or decreased recovery rates on our investments; increased prepayments of the mortgages and other loans underlying our mortgage-backed securities or relating to our mortgage servicing rights, excess servicing spread and other investments; the degree to which our hedging strategies may or may not protect us from interest rate volatility; the effect of the accuracy of or changes in the estimates we make about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon our financial condition and results of operations; changes in regulations or the occurrence of other events that impact the business, operation or prospects of government sponsored enterprises; changes in government support of homeownership; changes in governmental regulations, accounting treatment, tax rates and similar matters; our ability to satisfy complex rules in order to qualify as a REIT for U.S. federal income tax purposes; and our ability to make distributions to our shareholders in the future.  You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2017	March 31, 2017	June 30, 2016
	(in thousands except share information)
ASSETS
Cash	$69,893	$120,049	$95,705
Short-term investments	77,366	19,883	16,877
Mortgage-backed securities at fair value	1,065,540	1,089,610	531,612
Mortgage loans acquired for sale at fair value	1,318,603	1,278,441	1,461,029
Mortgage loans at fair value	1,527,812	1,583,356	2,035,997
Excess servicing spread purchased from PennyMac Financial Services, Inc.	261,796	277,484	294,551
Derivative assets	73,875	41,213	35,007
Real estate acquired in settlement of loans	207,034	224,831	299,458
Real estate held for investment	40,316	35,537	20,662
Mortgage servicing rights	734,800	696,970	471,458
Servicing advances	67,172	70,332	74,090
Deposits securing credit risk transfer agreements	503,108	463,836	338,812
Due from PennyMac Financial Services, Inc.	5,013	10,916	12,375
Other assets	57,916	90,488	79,929
Total assets	$6,010,244	$6,002,946	$5,767,562
LIABILITIES
Assets sold under agreements to repurchase	$3,497,999	$3,500,190	$3,275,691
Mortgage loan participation and sale agreements	38,345	72,975	96,335
Notes payable	159,980	100,088	163,976
Asset-backed financing of a variable interest entity at fair value	329,459	340,365	325,939
Exchangeable senior notes	246,629	246,357	245,564
Assets sold to PennyMac Financial Services, Inc. under agreement to repurchase	150,000	150,000	150,000
Interest-only security payable at fair value	6,577	4,601	1,663
Derivative liabilities	8,856	5,352	3,894
Accounts payable and accrued liabilities	74,253	80,219	75,587
Due to PennyMac Financial Services, Inc.	17,725	20,756	22,054
Income taxes payable	14,892	12,006	26,774
Liability for losses under representations and warranties	10,697	11,447	19,258
Total liabilities	4,555,412	4,544,356	4,406,735
SHAREHOLDERS' EQUITY
8.125% Series A fixed-to floating rate redeemable cumulative preferred shares of beneficial interest, $0.01 par value per share, 4,600,000 shares issued and outstanding, $115,000,000 aggregate liquidation preference	46	46	-
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 66,842,495, 66,711,052, and 67,723,293 common shares, respectively	668	667	677
Additional paid-in capital	1,489,116	1,487,517	1,389,962
Accumulated deficit	(34,998)	(29,640)	(29,812)
Total shareholders' equity	1,454,832	1,458,590	1,360,827
Total liabilities and shareholders' equity	$6,010,244	$6,002,946	$5,767,562

ne 30, 2017March 31, 2017June 30, 2016(in thousands except share information)ASSETS Cash $69,893 $120,049 $95,705 Short-term investments 77,366 19,883 16,877 Mortgage-backed securities at fair value 1,065,540 1,089,610 531,612 Mortgage loans acquired for sale at fair value 1,318,603 1,278,441 1,461,029 Mortgage loans at fair value 1,527,812 1,583,356 2,035,997 Excess servicing spread purchased from PennyMac Financial Services, Inc. 261,796 277,484 294,551 Derivative assets 73,875 41,213 35,007 Real estate acquired in settlement of loans 207,034 224,831 299,458 Real estate held for investment 40,316 35,537 20,662 Mortgage servicing rights 734,800 696,970 471,458 Servicing advances 67,172 70,332 74,090 Deposits securing credit risk transfer agreements 503,108 463,836 338,812 Due from PennyMac Financial Services, Inc. 5,013 10,916 12,375 Other assets 57,916 90,488 79,929  Total assets $6,010,244 $6,002,946 $5,767,562 LIABILITIES Assets sold under agreements to repurchase $3,497,999 $3,500,190 $3,275,691 Mortgage loan participation and sale agreements 38,345 72,975 96,335 Notes payable 159,980 100,088 163,976 Asset-backed financing of a variable interest entity at fair value 329,459 340,365 325,939 Exchangeable senior notes 246,629 246,357 245,564 Assets sold to PennyMac Financial Services, Inc. under agreement to repurchase 150,000 150,000 150,000 Interest-only security payable at fair value 6,577 4,601 1,663 Derivative liabilities 8,856 5,352 3,894 Accounts payable and accrued liabilities 74,253 80,219 75,587 Due to PennyMac Financial Services, Inc. 17,725 20,756 22,054 Income taxes payable 14,892 12,006 26,774 Liability for losses under representations and warranties 10,697 11,447 19,258  Total liabilities 4,555,412 4,544,356 4,406,735 SHAREHOLDERS' EQUITY "8.125% Series A fixed-to floating rate redeemable cumulative preferred shares of beneficial interest, $0.01 par value per share, 4,600,000 shares issued and outstanding, $115,000,000 aggregate liquidation preference" 46 46 - "Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par  value; issued and outstanding 66,842,495, 66,711,052, and 67,723,293 common shares, respectively" 668 667 677 Additional paid-in capital 1,489,116

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter ended
	June 30, 2017	March 31, 2017	June 30, 2016
	(in thousands, except per share amounts)
Net investment income
Net gain on mortgage loans acquired for sale
From nonaffiliates	14,088	16,624	22,095
From PennyMac Financial Services, Inc.	3,204	2401	2,131
	17,292	19,025	24,226
Mortgage loan origination fees	10,467	8,290	8,519
Net gain (loss) on investments:
From nonaffiliates	33,477	18,091	337
From PennyMac Financial Services, Inc.	(5,885)	(1,370)	(15,824)
	27,592	16,721	(15,487)
Net mortgage loan servicing fees
From nonaffiliates	15,463	11,460	15,380
From PennyMac Financial Services, Inc.	234	292	311
	15,697	11,752	15,691
Interest income:
From nonaffiliates	48,020	43,453	46,053
From PennyMac Financial Services, Inc.	4,366	4,647	5,713
	52,386	48,100	51,766
Interest expense:
To nonaffiliates	36,401	35,374	34,371
To PennyMac Financial Services, Inc.	2,025	1,805	2,222
	38,426	37,179	36,593
Net interest income	13,960	10,921	15,173
Results of real estate acquired in settlement of loans	(3,465)	(4,246)	(2,565)
Other	2,416	2,011	2,061
Net investment income	83,959	64,474	47,618
Expenses
Earned by PennyMac Financial Services, Inc.:
Mortgage loan fulfillment fees	21,107	16,570	19,111
Mortgage loan servicing fees(1)	10,099	10,486	16,427
Management fees	5,638	5,008	5,199
Professional services	2,747	1,453	2,011
Compensation	1,959	1,892	2,224
Mortgage loan origination	1,993	1,512	1,557
Mortgage loan collection and liquidation	3,338	354	4,290
Other	5,252	4,591	4,958
Total expenses	52,133	41,866	55,777
Income before benefit from income taxes	31,826	22,608	(8,159)
Provision for (benefit) from income taxes	3,046	(6,129)	(2,892)
Net income	28,780	28,737	(5,267)
Dividends on preferred shares	2,336	571	$-
Net income attributable to common shareholders	$26,444	$28,166	$(5,267)
Earnings per common share
Basic	$0.39	$0.42	$(0.08)
Diluted	$0.38	$0.40	$(0.08)
Weighted-average common shares outstanding
Basic	66,761	66,719	68,446
Diluted	75,228	75,186	68,446
Dividends declared per common share	$0.47	$0.47	$0.47

(1)	Mortgage loan servicing fees expense includes both special servicing for PMT’s distressed portfolio and subservicing for its mortgage servicing rights

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